Exhibit 99.1

                                  PRESS RELEASE

                   TREMONT REPORTS FIRST QUARTER 1997 RESULTS

      DENVER, COLORADO . . . April 25, 1997 . . . Tremont Corporation (NYSE:
TRE) reported a first quarter net loss of $2.4 million, or $.32 per share, compared to net income of $2.2 million, or $.29 per share, for the same quarter in 1996. The Company's loss for the first quarter included its 18% equity in NL Industries, whose results included a $30 million charge related to the adoption of a new accounting standard for environmental remediation liabilities and represented a loss to Tremont of $.70 per share.

      The Company's equity in earnings of now 30%-owned TIMET was $4.8 million in the first quarter of 1997 compared to $1.3 million in the first quarter of 1996. TIMET reported net income of $15.8 million in the first quarter of 1997 on sales of $167 million, up from net income of $2.1 million for the first quarter of 1996. The significant improvement in TIMET's titanium metals business was driven by continued price increases and a 17% increase in mill product volume compared to the first quarter of 1996.

      The Company's equity in earnings of 18%-owned NL was a loss of $7.2 million in the first quarter of 1997 compared to income of $1.4 million in the first quarter of 1996. NL reported a net loss of $35.7 million in the first quarter of 1997, including the $30 million charge referred to above, on sales of $239 million compared to net income of $13.4 million in the same quarter of 1996. NL's first quarter average selling prices for titanium dioxide pigments ("TiO2") were 16% lower than the first quarter of 1996 and 2% lower than the fourth quarter of 1996. NL continued to experience strong demand for TiO2, reporting record first quarter sales volumes that were 22% higher than the first quarter of 1996.

      The Company's equity in earnings of other joint ventures was $3.9 million in the first quarter of 1997 and principally represents earnings from land sales made by its real estate development partnership. The Company's income tax rate for the first quarter of 1997 approximated the statutory rate except that no benefit is recognized on NL's losses.

      Based on continuing strength in the titanium metals business, especially in aerospace, and the strong demand NL is experiencing for TiO2, the Company believes it will be profitable for the full year.

      The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity and pricing outlook of titanium metals and TiO2, and other risks and uncertainties detailed in the Company s Securities and Exchange Commission filings.

      Tremont Corporation, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.







                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                  (Unaudited)

                                                   Quarter ended
                                                     March 31,

                                                1996          1997

 Equity in earnings (losses) of:

      TIMET                                     $ 1.3         $  4.8

      NL Industries                               1.4           (7.2)

      Other                                       -               3.9
                                                ------         -------
                                                  2.7             1.5


 Corporate expenses, net of interest income        .3            -

 Interest expense                                  .1            -
                                               --------        -------
      Income before taxes and minority
      interest                                    2.3           1.5


 Income tax expense                              -                2.9

 Minority interest                                 .1             1.0
                                               --------        -------
      Net income                                $  2.2         $ (2.4)
                                                =======        =======

 Net income per common share                    $ .29          $ (.32)
                                                =======        =======


 Weighted average common shares outstanding       7.4             7.6
                                               =======          =======